Exhibit 99.1

AOL REPORTS Q3 EARNINGS

NEW YORK – November 3, 2010 - AOL Inc. (NYSE: AOL) released third quarter 2010 results today.

“AOL is working hard to redefine the consumer experience on the internet,” said Tim Armstrong, Chairman and Chief Executive Officer. “In Q3, AOL continued on the path towards better health through targeted acquisitions and smart dispositions, meaningful product improvements, site relaunches, and strategic partnerships, all of which will enable us to execute more quickly against our strategy.”

Summary Results*

In millions (except per share amounts)

	Q3 2010	Q3 2009	Change
Revenue
Advertising	$292.8	$402.3	-27%
Subscription	244.8	332.2	-26%
Other	25.9	29.4	-12%

Total revenues	$563.5	$763.9	-26%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$157.7	$225.8	-30%
Restructuring costs (included in Adjusted OIBDA)	$(0.4)	$10.2	-104%

Operating income	$80.9	$122.0	-34%
Net income attributable to AOL Inc.	$171.6	$74.0	132%

Diluted EPS from continuing operations	$0.93	$0.67	39%

Cash provided by continuing operations	$165.0	$169.3	-3%
Free Cash Flow (1)	$130.8	$125.3	4%

*	The financial information for buy.at and ICQ are reflected as discontinued operations for all periods presented.
(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Noteworthy Items:

•

Since the end of Q2 2010, AOL remained active across all of its strategic areas of focus: relaunching AOL.com, Moviefone and Stylelist and forming strategic partnerships in Content, introducing a revolutionary new advertising format in Advertising, rapidly expanding Patch into 133 new towns and relaunching City’s Best in Local, adding key talent in Consumer Applications and rolling out new products in Paid Services.

•

AOL continues to make targeted acquisitions and divest non-core assets. In late September, AOL acquired 5 Minutes Ltd., TechCrunch, Inc. and Thing Labs, Inc., for $97.1 million and a further $23.1 million in compensation contingent on service to AOL over the next three years. These acquisitions add significant talent, technology and editorial acumen to the Company. On October 29, 2010, AOL entered into a definitive agreement to sell a portion of its campus in Dulles, Virginia for $144.5 million in cash.

•

AOL renewed and expanded its global partnership with Google for the provision of search services to AOL Properties. AOL and Google agreed to work to expand the partnership to include mobile search and Google will feature AOL content on YouTube.

•

AOL continued its focus on managing costs and optimizing its product offerings. $62.3 million of the $109.5 million year-over-year decline in advertising revenue in Q3 2010 relates to the impact of these initiatives which are discussed further on page 2.

•	Domestic display advertising revenue fell year-over-year in Q3 2010, but increased sequentially for the second consecutive quarter.

•	Subscription declines reflect a 24% decline in subscribers year-over-year, while monthly average churn of 2.6% continues the trend of meaningful year-over-year churn reductions.

•	AOL significantly reduced costs in Q3 2010 as operating expenses declined $159.3 million year-over-year.

•	Net income growth reflects the gains on the sales of AOL’s investment in Kayak and its ICQ operations in Q3 2010, the latter of which is reflected in discontinued operations.

•

At September 30, 2010, AOL had $623.3 million of cash. Q3 2010 cash provided by continuing operations was $165.0 million, down 2.5% year-over-year, while Free Cash Flow was $130.8 million, up 4.4% year-over-year.

•

AOL announced the early termination of its revolving credit facility given its cash position and projected cash flows. AOL never borrowed under this facility and did not pay any penalties for the early termination.

DISCUSSION OF RESULTS

Revenue

	Q3 2010	Q3 2009	Change
	(In millions)
Advertising revenue
Display	$120.8	$139.9	-14%
Display - domestic	112.5	121.8	-8%
Display - international	8.3	18.1	-54%
Search and contextual	99.2	138.4	-28%

AOL Properties	220.0	278.3	-21%
Third Party Network	72.8	124.0	-41%

Total advertising revenue	292.8	402.3	-27%

Subscription revenue	244.8	332.2	-26%

Other revenue	25.9	29.4	-12%

Total revenue	$563.5	$763.9	-26%

Advertising revenue declined $109.5 million versus Q3 2009 of which $62.3 million related to AOL-implemented initiatives and comprises: $46.9 million in lower Third Party Network revenue associated with European shutdowns and de-emphasis of low margin search engine campaign management and lead generation affiliate products; $8.1 million in lower search and contextual revenue from our de-emphasis of contextual products and fewer queries in Germany and France where we have reduced operations; and $7.3 million in lower international display revenue related to reduced operations in Germany and France and the absence of revenue from Bebo which we sold in Q2 2010.

Apart from the impacts of AOL-implemented initiatives, advertising revenue further reflects declines in search and contextual, display and Third Party Network revenue. Search and contextual revenue declines of $31.1 million include $20.2 million reflecting the impact of lower domestic queries, due to a 24% year-over-year decrease in domestic AOL-brand access subscribers and lower traffic on AOL Properties, as well as a $10.9 million impact from fewer international queries. Domestic display revenue declines of $9.3 million reflect a slight decline in premium inventory sales as well as less AOL Properties inventory monetized through our network, resulting primarily from our efforts to improve the consumer experience. Premium inventory sales declines reflect the fact that the Company began Q2 2010 with a significantly smaller pipeline, due to the impact on sales of a salesforce reorganization in Q1 2010, which was largely offset by incremental revenue generated intra-quarter.

Subscription revenue declines primarily reflect the 24% decline in domestic AOL-brand access subscribers noted above. Monthly average churn for the period was 2.6%, as compared to 3.3% in the prior year period, and the average paid tenure of our domestic AOL-brand access subscribers has increased to 9 years this period from 8 years in the prior year period. Average revenue per user declined 2% year-over-year.

Other revenues decreased due to lower revenues from mobile messaging services, partially offset by increases in third party web hosting revenues and increases in transition services revenue associated with recent dispositions.

Profitability

Adjusted OIBDA declined reflecting the revenue declines discussed above, partially offset by lower Traffic Acquisition Costs (TAC), personnel-related expenses, network-related costs, and lower expense related to the resolution of a French value-added tax (VAT) matter in 2009. TAC declined $69.0 million year-over-year reflecting lower partner revenue share in Europe associated with the cessation of operations in certain countries and reduced operations in France and Germany, as well as the de-emphasis of low margin advertising products. The decline in TAC also reflects the Q1 2010 amendment of a large distribution agreement. Lower personnel-related expenses continue to reflect reduced headcount resulting from the restructuring initiatives we began in 2009. Operating income also reflects a $26.9 million decrease in depreciation and amortization in Q3 2010 versus the prior year period, primarily due to a higher percentage of in-service assets being fully depreciated and certain intangible assets becoming fully amortized in periods prior to Q3 2010.

Tax

Our effective tax rate for income from continuing operations was a benefit of 5.7% for the three months ended September 30, 2010, as compared to an effective tax rate of 40.5% for the three months ended September 30, 2009. The effective tax rate for the three months ended September 30, 2010 differed from the statutory U.S. federal income tax rate of 35.0% and the effective tax rates for the three months ended September 30, 2009 primarily due to the effect of the goodwill impairment charge (recorded in the second quarter of 2010 and the majority of which was non-deductible for income tax purposes) and the impact of foreign losses on the annual effective tax rate. The rate was further impacted by the Company’s recognition during the quarter of $7.1 million of benefit related to the recognition of tax credits and a release of a valuation allowance and a benefit of $3.8 million related to the finalization of our 2009 tax return.

Cash Flow

Q3 2010 cash provided by continuing operations and Free Cash Flow were $165.0 million and $130.8 million, respectively. Cash provided by continuing operations declined while Free Cash Flow grew compared to Q3 2009, as the decline in Adjusted OIBDA and declines in accrued liabilities were essentially offset by changes in deferred income taxes and cash payments in 2009 for employee bonus costs.

Acquisitions of 5 Minutes Ltd. (“5min Media”), TechCrunch, Inc. (“TechCrunch”) and Thing Labs, Inc. (“Thing Labs”)

In late September 2010, we completed the acquisitions of 5Min Media, Thing Labs and TechCrunch for $97.1 million in the aggregate, net of cash acquired. In addition, we have agreed to pay an aggregate of $23.1 million in total to certain employees of the acquired companies over the next three years contingent on their future service to AOL.

Subsequent Event

On October 29, 2010, AOL signed an agreement to sell a portion of its campus in Dulles, Virginia referred to as “Pacific Corporate Park” for $144.5 million in cash. The deal is expected to close on or about November 15, 2010. As a result of the expected sale, the carrying value of the assets associated with Pacific Corporate Park is presented as “Assets held for sale” on the consolidated balance sheet as of September 30, 2010. In accordance with accounting guidance for property, plant and equipment, assets held for sale are reflected on the balance sheet at the lower of the carrying value or fair value less costs to sell as of the time the assets meet the held for sale criteria. The Company determined the carrying value of Pacific Corporate Park exceeded the fair value less costs to sell. As a result, an impairment charge of $6.2 million was recorded to costs of revenues during the third quarter of 2010.

OPERATING METRICS

	Q3 2010	Q3 2009	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	4,083	5,360	-24%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$18.10	$18.54	-2%
Domestic AOL-brand access subscriber monthly average churn (2)	2.6%	3.3%	-21%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties (Media Metrix 360)	106	NA	NA
Domestic average monthly unique visitors to AOL Properties (Panel-only methodology)	99	102	-3%
Domestic average monthly unique visitors to AOL Media (Media Metrix 360) (4)	81	NA	NA
Domestic average monthly unique visitors to AOL Media (Panel-only methodology) (4)	72	74	-3%
Domestic average monthly unique visitors to AOL Advertising Network (5)	183	180	2%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	AOL Media represents a subset of AOL Properties and excludes Mail, Instant Messaging, Search, Ventures and Local & Mapping.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss third quarter 2010 financial results on Wednesday, November 3, 2010, at 8:00 am Eastern Time (ET). A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286 – 8010. The access code for the replay is 32994231.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations (1)

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
		(recast)		(recast)
Revenues:
Advertising	$292.8	$402.3	$935.5	$1,241.2
Subscription	244.8	332.2	787.7	1,081.4
Other	25.9	29.4	79.6	88.1

Total revenues	563.5	763.9	1,802.8	2,410.7
Costs of revenues	342.9	449.2	1,038.7	1,391.8
Selling, general and administrative	117.3	144.1	374.7	402.5
Amortization of intangible assets	22.8	31.6	120.7	99.7
Amounts related to securities litigation and government investigations, net of recoveries	—	6.8	—	21.0
Restructuring costs	(0.4)	10.2	34.1	82.9
Goodwill impairment charge	—	—	1,414.4	—

Operating income (loss)	80.9	122.0	(1,179.8)	412.8
Other income (loss), net	13.5	(3.6)	6.5	(1.4)

Income (loss) from continuing operations before income taxes	94.4	118.4	(1,173.3)	411.4
Income tax provision (benefit)	(5.4)	47.9	(239.4)	172.2

Income (loss) from continuing operations	99.8	70.5	(933.9)	239.2
Discontinued operations, net of tax	71.8	3.4	85.2	7.9

Net income (loss)	171.6	73.9	(848.7)	247.1
Less: Net loss attributable to noncontrolling interests	—	0.1	—	0.3

Net income (loss) attributable to AOL Inc.	$171.6	$74.0	$(848.7)	$247.4

Per share information attributable to AOL Inc. common stockholders:
Basic income (loss) per common share from continuing operations	$0.94	$0.67	$(8.76)	$2.27
Discontinued operations, net of tax	0.67	0.03	0.80	0.07

Basic net income (loss) per common share	$1.61	$0.70	$(7.96)	$2.34

Diluted income (loss) per common share from continuing operations	$0.93	$0.67	$(8.76)	$2.27
Discontinued operations, net of tax	0.67	0.03	0.80	0.07

Diluted net income (loss) per common share	$1.60	$0.70	$(7.96)	$2.34

Shares used in computing basic income (loss) per common share (2)	106.7	105.8	106.6	105.8

Shares used in computing diluted income (loss) per common share (2)	107.3	105.8	106.6	105.8

Depreciation expense by function:
Costs of revenues	$41.5	$55.2	$127.0	$175.2
Selling, general and administrative	5.4	9.8	25.1	29.8

Total depreciation expense	$46.9	$65.0	$152.1	$205.0

Equity-based compensation by function:
Costs of revenues	$2.0	$0.1	$5.9	$2.4
Selling, general and administrative	6.3	2.6	21.2	8.1

Total equity-based compensation	$8.3	$2.7	$27.1	$10.5

Traffic Acquisition Costs (included in costs of revenues)	$65.2	$134.2	$219.2	$397.2

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.
(2)

On November 2, 2009, we converted from AOL Holdings LLC, a limited liability company wholly owned by Time Warner Inc. (Time Warner), to AOL Inc., a corporation wholly owned by Time Warner. On December 9, 2009, the date of our spin-off from Time Warner, 105.8 million shares of $0.01 par value AOL common stock were issued to Time Warner stockholders of record as of 5 p.m. on November 27, 2009. For periods prior to December 9, 2009, the same number of shares is being used for basic and diluted income (loss) per common share as no common stock of the Company existed prior to November 2, 2009, and no dilutive securities of the Company were outstanding for any prior period.

AOL Inc.

Consolidated Balance Sheets (1)

(In millions)

	September 30, 2010	December 31, 2009
	(unaudited)	(recast)
Assets
Current assets:
Cash and equivalents	$623.3	$143.3
Accounts receivable, net of allowances of $22.8 and $31.4, respectively	285.8	436.1
Prepaid expenses and other current assets	40.5	33.1
Deferred income taxes	211.4	44.7
Assets held for sale	127.8	—
Current assets of discontinued operations	—	30.2

Total current assets	1,288.8	687.4
Property and equipment, net	525.7	700.7
Goodwill	787.5	2,119.1
Intangible assets, net	117.0	210.4
Long-term deferred income taxes	330.5	153.9
Long-term assets of discontinued operations	—	83.8
Other long-term assets	28.5	24.9

Total assets	$3,078.0	$3,980.2

Liabilities and Equity
Current liabilities:
Accounts payable	$79.2	$100.1
Accrued compensation and benefits	96.6	89.0
Accrued expenses and other current liabilities	396.0	398.9
Deferred revenue	109.2	112.6
Current portion of obligations under capital leases	34.9	32.4
Current liabilities of discontinued operations	—	18.4

Total current liabilities	715.9	751.4
Obligations under capital leases	47.7	41.5
Restructuring liabilities	9.0	28.3
Deferred income taxes	9.4	2.4
Long-term liabilities of discontinued operations	—	24.3
Other long-term liabilities	80.7	69.4

Total liabilities	862.7	917.3

Equity:
Common stock, $0.01 par value, 106.7 million and 105.8 million shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	1.1	1.1
Additional paid-in capital	3,370.2	3,355.5
Accumulated other comprehensive loss, net	(286.9)	(275.1)
Accumulated deficit for the period subsequent to November 2, 2009 (2)	(869.1)	(20.4)

Total AOL Inc. stockholders’ equity	2,215.3	3,061.1
Noncontrolling interest	—	1.8

Total equity	2,215.3	3,062.9

Total liabilities and equity	$3,078.0	$3,980.2

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.
(2)	We began recording accumulated deficit subsequent to November 2, 2009, when we converted from a limited liability company to a corporation.

AOL Inc.

Consolidated Statements of Cash Flows (1)

(Unaudited; in millions)

	Nine Months Ended September 30,
	2010	2009
Operations

Net income (loss)	$(848.7)	$247.1
Less: Discontinued operations, net of tax	85.2	7.9

Net income (loss) from continuing operations	(933.9)	239.2
Adjustments for non-cash and non-operating items:
Depreciation and amortization	272.8	304.7
Asset impairments	1,425.1	13.9
Gain on sale of investments	(17.5)	—
Equity-based compensation	27.1	10.5
Amounts related to securities litigation and government investigations, net of recoveries	—	21.0
Other non-cash adjustments	11.3	9.2
Deferred income taxes	(390.8)	(16.0)
Changes in operating assets and liabilities, net of acquisitions	81.5	171.1

Cash provided by continuing operations	475.6	753.6
Cash provided by discontinued operations	10.0	20.3

Cash provided by operations	485.6	773.9

Investing Activities
Investments and acquisitions, net of cash acquired	(116.3)	(16.3)
Capital expenditures and product development costs	(67.7)	(101.8)
Investment activities from discontinued operations	185.6	(2.5)
Other investment proceeds	25.6	1.0

Cash provided (used) by investing activities	27.2	(119.6)

Financing Activities

Principal payments on capital leases	(26.9)	(22.9)
Net distribution to Time Warner	—	(683.5)
Tax withholdings related to net share settlements of restricted stock units	(4.3)	—
Other	—	(9.8)

Cash used by financing activities	(31.2)	(716.2)

Effect of exchange rate changes on cash and equivalents	(5.3)	3.9

Increase (decrease) in cash and equivalents	476.3	(58.0)

Cash and equivalents at beginning of period	147.0	134.7

Cash and equivalents at end of period	623.3	76.7

Less: Cash and equivalents of discontinued operations at end of period	—	12.8

Cash and equivalents of continuing operations at end of period	$623.3	$63.9

(1)	The financial information above includes the impact of reflecting buy.at and ICQ as discontinued operations. See page 9 for more information.

SUPPLEMENTAL INFORMATION

Items impacting comparability: The following items impacted the comparability of net income attributable to AOL Inc. for the three and nine months ended September 30, 2010 and 2009 (unaudited, in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Accelerated depreciation (1)	$—	$(2.1)	$—	$(11.2)
Accelerated amortization of intangible assets (2)	—	—	(40.0)	—
French VAT matter (3)	—	(14.7)	—	(14.7)
Restructuring costs	0.4	(10.2)	(34.1)	(82.9)
Goodwill impairment charge	—	—	(1,414.4)	—
Gain on sale of Kayak Software Corporation	17.5	—	17.5	—

Pre-tax impact	17.9	(27.0)	(1,471.0)	(108.8)

Income tax impact (4)	(3.0)	10.9	11.8	45.6

After-tax impact	14.9	(16.1)	(1,459.2)	(63.2)
Income tax (provision) benefit related to the worthless stock deduction	(3.2)	—	299.5	—
Discontinued operations, net of tax (5)	71.8	3.4	85.2	7.9

After-tax impact of items impacting comparability of net income	$83.5	$(12.7)	$(1,074.5)	$(55.3)

Impact per basic common share	$0.78	$(0.12)	$(10.08)	$(0.52)

Impact per diluted common share	$0.78	$(0.12)	$(10.08)	$(0.52)

Effective tax rate (4)	16.6%	40.5%	33.3%	41.9%

(1)	Depreciation expense for the three and nine months ended September 30, 2009 included the impact of the reevaluation of the useful lives of certain network assets in connection with a restructuring initiative.
(2)	Amortization of intangible assets for the nine months ended September 30, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative. The amounts above for the nine months ended September 30, 2010 represent the incremental amortization incurred through the second quarter of 2010, when the majority of these intangible assets became fully amortized on an accelerated basis.
(3)	For the three and nine months ended September 30, 2009, AOL recorded an incremental reserve and corresponding expense related to a settlement with the French tax authority to resolve a VAT matter related to assessments on subscription revenues from French subscribers earned during the period from July 1, 2003 through October 31, 2006.
(4)	The income tax impact for the three and nine months ended September 30, 2010 was calculated based on AOL’s effective tax rate for those same periods, excluding the effect of the Bebo worthless stock deduction and the goodwill impairment charge. This rate was applied to the pre-tax impact of all items impacting comparability for the three and nine months ended September 30, 2010, except for the non-deductible portion of the goodwill impairment charge. The effective tax rates used for purposes of this calculation are not necessarily representative of AOL’s projected effective tax rate for 2010, due to the Bebo worthless stock deduction and the goodwill impairment charge. The effective tax rate used in calculating the income tax impact of the goodwill impairment charge for the nine months ended September 30, 2010 was AOL’s effective tax rate excluding the Bebo worthless stock deduction, which was an income tax benefit rate of 5.1%. The income tax impact for the three and nine months ended September 30, 2009 was calculated based on AOL’s effective tax rate.
(5)	Discontinued operations, net of tax includes the results of operations of buy.at and ICQ through their respective disposition dates. The results for the three and nine months ended September 30, 2010 include the after-tax gain on the sale of ICQ. The results for the nine months ended September 30, 2010 include the pre-tax loss on the sale of buy.at and the income tax benefit associated with the capital loss deferred tax asset generated by the buy.at sale.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating income (loss)	$80.9	$122.0	$(1,179.8)	$412.8
Add: Depreciation	46.9	65.0	152.1	205.0
Add: Amortization of intangible assets	22.8	31.6	120.7	99.7
Add: Asset impairments	7.8	7.3	1,425.1	13.9
Add: Losses/(gains) on asset sales	(0.7)	(0.1)	(1.2)	(0.7)

Adjusted OIBDA	$157.7	$225.8	$516.9	$730.7

Cash provided by continuing operations	$165.0	$169.3	$475.6	$753.6
Less: Capital expenditures and product development costs	24.3	35.9	67.7	101.8
Less: Principal payments on capital leases	9.9	8.1	26.9	22.9

Free Cash Flow	$130.8	$125.3	$381.0	$628.9

Basis of Presentation

The financial information for all prior periods presented has been recast so that the basis of presentation is consistent with that of the financial information for the three and nine months ended September 30, 2010. This recast reflects the financial condition, results of operations and cash flows of buy.at and ICQ as discontinued operations for all periods presented.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). Media Metrix estimates unique visitors based on a sample of internet users in various countries (referred to as the “panel-only methodology”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Media Metrix announced the availability of an alternate methodology (currently referred to as “panel-centric unified” or “Media Metrix 360”) to estimate unique visitors, in order to provide a more accurate count of a website’s audience, and has continued to refine this methodology. We adopted this alternate methodology for domestic unique visitors to AOL Properties and AOL Media starting December 2009 and going forward. As a result, our domestic unique visitor numbers based on Media Metrix 360 will not be comparable to the estimates under the previous methodology. For comparison purposes, domestic unique visitors to AOL Properties and AOL Media are reported, in Operating Metrics within this press release, under both the Media Metrix 360 and panel-only methodology for the third quarter of 2010.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Quarterly Report on Form 10-Q for the three months ended September 30, 2010 (the “Quarterly Report”) and our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Quarterly Report and the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) our ability to attract and retain key employees; 3) the success of any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 4) the impact of significant acquisitions, dispositions and other similar transactions; 5) the failure to meet earnings expectations; 6) asset impairments; 7) decreased liquidity in the capital markets; 8) our inability to access the capital markets for debt securities or bank financings; and 9) the impact of terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Lauren Hurvitz

212-206-5020

Lauren.Hurvitz@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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